UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 21, 2011

Liberty Global, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51360	20-2197030
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification #)

12300 Liberty Boulevard Englewood, CO 80112

(Address of Principal Executive Office)

(303) 220-6600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On March 21, 2011, UPC Germany HoldCo 2 GmbH (Purchaser), Liberty Global Europe Holding BV (Guarantor) and Liberty Global Holding BV (Secondary Guarantor), each an indirect subsidiary of Liberty Global, Inc. (Liberty Global), entered into a Sale and Purchase Agreement (the Purchase Agreement) with Oskar Rakso S.à.r.l. (Seller), an entity controlled by EQT Funds IV and V, for the acquisition of all of the outstanding shares of Musketeer GmbH (Musketeer), the sole shareholder of Kabel BW Erste Beteiligungs GmbH (KBW).  KBW is the third largest cable television operator in Germany in terms of numbers of subscribers.  Closing of the acquisition by Purchaser is subject to the condition precedent that the merger controls approval or clearance required under European merger control rules or, in the case of referral to the German authorities, under German merger control rules has been, or is deemed by applicable law to have been, obtained (Antitrust Clearance).

Prior to execution of the Purchase Agreement, Seller contributed all of the issued share capital of KBW to Musketeer in exchange for an additional share of Musketeer and a loan receivable of €1.10 billion ($1.56 billion at March 21, 2011) (Loan Receivable).  At closing (1) Seller will transfer the Musketeer shares and assign the Loan Receivable in the amount then outstanding to Purchaser and (2) Purchaser will pay an amount in cash (the Purchase Price) equal to approximately €2.06 billion ($2.93 billion at March 21, 2011) (the Equity Value) minus the aggregate amount of payments received by Seller in fulfillment of the Loan Receivable (the Loan Receivable Settlement Amount).  The Equity Value excludes transaction costs and is based upon an agreed enterprise value of €3.16 billion ($4.49 billion at March 21, 2011), including net debt and certain other liabilities and accruals of €1.1 billion ($1.6 billion at March 21, 2011).  The Loan Receivable Settlement Amount is subject to a cap of €1.0 billion ($1.4 billion at March 21, 2011).  Of the Purchase Price, €50 million ($71 million at March 21, 2011) will be deposited in escrow until the later of March 31, 2012 and four months after closing pending any claims under the Purchase Agreement.  Liberty Global currently intends to fund payment of the Purchase Price with available cash.  Following execution of the Purchase Agreement, Musketeer and KBW undertook a refinancing of the outstanding debt of KBW and its subsidiaries and on March 23, 2011, €2.25 billion equivalent ($3.20 billion at March 21, 2011) of new debt was priced. Proceeds from the new debt of Musketeer and KBW will be used to repay outstanding debt and settle related hedging agreements, fund repayment of the Loan Receivable and pay financing costs.

In the event that Antitrust Clearance has not been obtained by Purchaser prior to or on December 31, 2011, or if it earlier becomes evident that Antitrust Clearance cannot be obtained and Purchaser has notified Seller thereof, Aldermanbury Investments Limited (the Backstop Bank) will assume Purchaser’s rights and obligations under the Purchase Agreement, pursuant to and subject to the terms and condition of a commitment letter agreement, dated March 21, 2011, among the Backstop Bank, Seller, Purchaser and Guarantor.  The Backstop Bank is a subsidiary of J.P. Morgan Chase & Co., Inc. If Antitrust Clearance is required for the Backstop Bank to acquire the Musketeer shares, but has not been obtained by March 15, 2012, or the Backstop Bank is earlier prohibited by the relevant competition authorities from closing the acquisition, then either party may rescind the Purchase Agreement and Purchaser will be obligated to pay Seller a break-up fee in the amount of €150 million ($213 million at March 21, 2011).

Also on March 21, 2011, Guarantor and the Backstop Bank entered into a separate commitment letter agreement (the Commitment Letter) and a cash settled share swap transaction and related agreements (the Total Return Swap).  Pursuant to the Commitment Letter, the Backstop Bank will hold the Musketeer shares on a temporary basis with a view to reselling them to a third party purchaser within twelve months.  Guarantor has agreed to indemnify and hold harmless the Backstop Bank, its affiliates and certain others against all claims, actions, losses, liabilities, damages and expenses they may incur relating to or arising out of the acquisition, ownership, operation or disposal of Musketeer.  The Guarantor has also agreed to reimburse the Backstop Bank and its affiliates for all costs, taxes and expenses they may incur in connection with entering into, performing or enforcing the Commitment Letter, the Purchase Agreement and the Total Return Swap or in connection with any disposal of Musketeer, following the submission of invoices appropriately documenting such costs, taxes and expenses.  Pursuant to the Total Return Swap, if as of the cash settlement date the proceeds of any sale or other disposition by the Backstop Bank of Musketeer or its assets, net of brokerage or underwriting costs and any taxes (Final Price), are less than the sum of the Purchase Price and any additional amounts payable by the Backstop Bank to acquire the Musketeer shares pursuant to the Purchase Agreement (the Notional Equity Amount), Guarantor will pay the amount of such shortfall to the Backstop Bank.  If the Final Price exceeds the Notional Equity Amount, the Backstop Bank will pay the amount of such excess to Guarantor.  Guarantor has secured its obligations under the Total Return Swap by an initial deposit of €1.16 billion ($1.65 billion at March 21, 2011) with J.P. Morgan Chase Bank, N.A., London Branch, and the grant of a security interest in the escrow account to the Backstop Bank.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY GLOBAL, INC.

By:	/s/ Elizabeth M. Markowski
Name: Elizabeth M. Markowski
Title: Senior Vice President, General Counsel and Secretary

Date:  March 24, 2011

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